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Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is made as of this 30th day of June, 2005, by and between LOCAL MATTERS, INC. ("Employer"), and PERRY EVANS ("Executive").

        WHEREAS, Executive is presently employed by Employer in the capacity of Chief Executive Officer, and presently serves as a member of the Board of Directors of Employer (the "Board"); and

        WHEREAS, Executive and Employer are parties to that certain Employment Agreement dated October 30, 2003 (the "Prior Agreement");

        WHEREAS, the Parties desire to amend and restate the Prior Agreement to reflect certain additional and revised terms of Executive's employment; and

        WHEREAS, the Parties intend that this Agreement shall supersede and replace the Prior Agreement and any similar agreements that presently exist or may have previously existed between the Parties regarding the terms of Executive's employment with Employer.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

        1.     EMPLOYMENT.

          1.1   General. Employer hereby continue to employ Executive in the capacity of Chief Executive Officer of Employer at the compensation rate and benefits set forth in Section 2 hereof. Executive hereby accepts such employment subject to the terms and conditions contained herein. In such capacity, Executive shall faithfully perform and carry out such duties and responsibilities as may be assigned to him from time to time by the Board and are reasonably consistent with Executive's title and this Agreement and shall report only to the Board.

          1.2   Time Devoted to Position. Executive shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.

          1.3   Location of Employment. Executive's principal place of employment during his employment with Employer shall be Denver, Colorado.

          1.4   Acknowledgement. As more specifically set forth on Exhibit A hereto, Executive presently serves in the capacities of director, consultant, independent contractor, agent, or representative of or for several other companies or entities. Executive may continue to serve in such capacities of or for such companies or entities; provided that, Executive shall continue to comply with all terms and provisions hereof, including, without limitation, Sections 1.1, 1.2 and 4 hereof. After the date hereof, Executive shall not be permitted to serve in any capacity for any company or other entity, except as set forth on Exhibit A hereto, unless Executive shall have obtained prior written approval thereto from the Board in its sole discretion (excluding and without the involvement of Executive).

        2.     COMPENSATION AND BENEFITS.

          2.1   Salary. Employer shall pay to Executive, and Executive shall accept, as full compensation for services rendered and to be rendered by him to Employer, including, without limitation, all services that may be rendered by him to all subsidiaries, entities or organizations, existing or hereafter formed, organized or acquired by Employer, directly or indirectly (all such existing subsidiaries and all such hereafter formed, organized or acquired corporations, entities or organizations being hereinafter individually referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries"), and all services that may be rendered by him as a member of the Board or any committee thereof, a base salary at the annual rate of $290,000 (the "Base Salary"). The Base Salary shall be effective as of January 1, 2005, and within ten (10) days of the date of this Agreement, Employer shall make a payment to Executive in an amount equal to the difference between the amount paid to him through the date of this Agreement in 2005 and the amount that would have been paid in 2005 had the Base Salary been in effect since January 1, 2005. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulation.

          2.2   Bonuses. Commencing with calendar year 2006, Executive will receive an annual bonus of up to 75% of Executive's Base Salary, if Employer meets its annual plan, including Employer's approved operating budgets for sales bookings, revenue, gross margins and expenses ("Plan"). Executive also will be eligible for an extra annual bonus of up to an additional 25% of Executive's Base Salary if Employer exceeds Plan by a significant margin, as determined in the discretion of the Board. For calendar year 2005 only, Executive will be eligible for a bonus of up to 50% of Executive's Base Salary if Employer meets Plan. For calendar year 2005, Employer will pay Executive a minimum bonus payment of seventy two thousand dollars ($72,500) less all applicable taxes and withholdings. For avoidance of doubt, the maximum annual bonus that Executive is eligible for in calendar year 2005 is 50% of Executive's Base Salary ($145,000). With the exception of the minimum bonus amount set forth above, the Board shall determine in its reasonable discretion the extent to which Executive has achieved the performance targets upon which Executive's bonus is based, and the amount of bonus to be paid to Executive, if any. With the exception of the minimum bonus set forth above (which will be paid within 15 calendar days of the execution of this Agreement), Executive's bonus, if any, will be paid in accordance with Employer's business practices for the payment of bonuses which currently provides for annual payment of bonuses; provided, however, that any such bonus will be paid no later than forty-five (45) days after the end of the year for which the bonus relates.

          2.3   Stock Options.

            2.3.1  Existing Options. Employer previously granted Executive options to purchase two hundred thirty one thousand eight hundred five (231,805) shares of Employer's common stock in stock option grants dated December, 2004 and March, 2005 ("Existing Options"). As of the date of this Agreement, the options subject to the Existing Options are fully vested.

            2.3.2  New Options. Employer shall grant Executive an option under Employer's 2004 Equity Incentive Plan, as amended (the "Equity Plan") to purchase five hundred seventy-five thousand (575,000) shares of Employer's common stock at an exercise price equal to the fair market value of the stock as of the grant date of grant (collectively the "Option"). The shares subject to the Option shall vest pursuant to a three-year vesting schedule, which shall provide one thirty-sixth (1/36th) of the shares subject to the Option shall vest for each month of continuous full-time service following the grant date, provided, however, that in the event that Employer completes an initial public offering of its stock (an "IPO"), Employer shall accelerate the vesting of 25% (143,750) of the shares subject to the Option, with 15,973 of the remaining unvested option shares to vest for each month of continuous full-time service thereafter. All other terms, conditions and limitations of the Options will be set forth in the Equity Plan and in the stock option grant notices and stock option agreements approved by the Board

          2.4   Executive Benefits.

            2.4.1  Expenses. Employer shall promptly reimburse Executive for expenses that he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer's policy with respect thereto as in effect from time to time.

            2.4.2  Employer Plans. Executive may participate in such employee benefit and welfare plans and programs as Employer may from time to time offer or provide generally to executive officers of Employer or its Subsidiaries, including, without limitation, participation in any life insurance, health and accident, medical plans and programs and profit sharing and retirement plans, all in accordance with the terms and conditions of such plans and programs. The benefits provided to Executive described in this Section 2 shall be at least as favorable, in all material respects and in the aggregate, as any benefits provided to other members of Employer's executive management team.

            2.4.3  Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, pro rated for any partial year. Such paid vacation shall accrue quarterly, or one week of paid vacation for each three (3) months that Executive shall be employed hereunder. Executive may accumulate or carry over up to two (2) weeks of unused, accrued vacation time ("Accumulated Vacation Time") from one calendar year to the immediately subsequent calendar year such that Executive shall not, for any calendar year, have more than the vacation time accrued for such year, plus any Accumulated Vacation Time from the immediately prior calendar year. Any such Accumulated Vacation Time that is not used in such immediately subsequent calendar year shall expire in such year and Executive shall no longer be entitled to such vacation time or compensation in respect thereof.

        3.     AT-WILL EMPLOYMENT; TERMINATION.

          3.1   At-Will Employment. Subject to the rights, duties, obligations and terms of this Agreement, it is understood and agreed by Employer and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with Employer. Executive specifically acknowledges that his employment with Employer is at will and may be altered or terminated by either the Employer or the Executive, at any time, with or without cause, with the Parties' obligations and rights being only those provided by applicable law or defined in this Agreement, including specifically, but not by way of limitation, the rights, obligations, and duties set forth in Sections 2 and 3 herein. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

          3.2   Events of Termination. Executive's employment shall terminate upon the occurrence of any one or more of the following events:

            3.2.1  Death. In the event of Executive's death, Executive's employment shall terminate on the date of his death.

            3.2.2  Voluntarily By Executive. Executive may terminate his employment with Employer at any time for any or no reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination for this Section 3.2.2 shall be thirty (30) days after the date that the Notice of Termination is given.

            3.2.3  Disability. In the event of Executive's Disability (as hereinafter defined), Employer may terminate Executive's employment by providing a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the date that the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive for any one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12) month period to perform substantially his duties hereunder as a result of a physical or mental illness or condition, all as determined in good faith by the Board.

            3.2.4  Cause. Employer may terminate Executive's employment at any time for Cause (as hereinafter defined) based on objective factors determined in good faith by a majority of the Board (excluding and without the involvement of Executive). In order to terminate Executive pursuant to this Section 3.2.4, Employer shall provide Executive with written notice of its intent to terminate Executive, specifying the reasons for such termination (a "Notice of Intent to Terminate"). After the expiration of a thirty (30) day cure period, Employer may deliver Executive a Notice of Termination upon the failure of the Executive to cure such reasons described in the Notice of Intent to Terminate within the thirty (30) day period following the giving the Notice of Intent to Terminate; provided, however, that, except with respect to an event described in subsection (iv) below (for which such event the thirty (30) day cure period shall in all cases apply), in the event the Board in good faith determines that the underlying reasons giving rise to such termination cannot be cured, then the thirty-(30) day period shall not apply and Employer shall be permitted to provide Executive with a Notice of Termination and Executive's employment shall terminate on the date of the Notice of Termination. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or any other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment by the Employer that constitutes fraud, criminal misconduct, breach of the fiduciary duty of loyalty, gross negligence, malfeasance or willful misconduct; (iii) a material breach by Executive of any provision(s) of this Agreement; (iv) a continued failure to perform such duties as are reasonably assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (v) Executive's knowingly taking any action of a material nature on behalf of Employer or any of its affiliates without appropriate authority to take such action, where such action is or would reasonably be expected to be materially adverse to the Company; (vi) Executive's knowingly taking any action in material conflict of interest with Employer or any of its affiliates given Executive's position with Employer; and/or (vii) the commission of a material act of personal dishonesty in connection with Employer by Executive that involves personal profit.

            3.2.5  Without Cause By Employer. Employer may terminate Executive's employment for any reason or no reason whatsoever (other than for any of the reasons set forth elsewhere in this Section 3.2) by providing a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the date that the Notice of Termination is given.

            3.2.6  Employer's Material Breach. Executive may terminate his employment upon Employer's material breach of this Agreement and the continuation of such breach for more than thirty (30) days after written demand for cure of such breach is given to Employer by Executive (which demand shall be made within thirty (30) days following the date on which Executive obtains actual knowledge of the material breach and shall identify the manner in which Employer has materially breached this Agreement). Employer's material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (ii) the assignment to Executive, without Executive's written consent, of any duties materially inconsistent with his positions, duties, responsibilities and status with Employer, or a material change in Executive's reporting responsibilities, or any change to Executive's title, or any plan, act, scheme or design to constructively terminate the Executive, except in connection with the termination by Employer for Cause or Disability or as a result of Executive's death or voluntary resignation; (iii) a permanent reassignment of Executive's principal place of employment, without the written consent of Executive, to a location more than fifty (50) miles therefrom; (iv) a reduction by Employer in Executive's Base Salary, except if such reduction is part of an overall cost reduction program of Employer to reduce the Base Salary of all other executives or employees; (v) the removal of Executive as a voting member of the Board; (vi) Employer's failure to grant the Option; or (vii) the creation of a position of executive chairman of the Board without the consent of Executive.

          3.3   Certain Obligations of Employer Following Termination. Following termination of the Executive's employment under the circumstances described below, and upon Executive's execution of a release of all claims in the form attached hereto as Exhibit B, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer.

            3.3.1  For Cause. In the event that Executive's employment is terminated for Cause, then Employer shall pay to Executive, upon the date of termination, in a single lump sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination, plus any unused, accrued vacation time in accordance with Section 2.4.3 hereof.

            3.3.2  Without Cause By Employer; Material Breach By Employer. In the event that the Executive's employment is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, in addition to the amounts set forth in Section 3.3.1, Employer shall pay to Executive, following the Date of Termination, twelve (12) months of the Base Salary, or of any higher annual compensation rate then in effect (the "Severance Amount"). The Severance Amount shall be paid in twelve (12) monthly installments after the Date of Termination (the first of which shall be paid in the next full payroll cycle after the Date of Termination), each in an amount of $24,166.67, or any higher monthly compensation rate then in effect (the "Monthly Severance Amount"). In addition, an additional bonus shall be paid to Executive at end of the period during which the Monthly Severance Amount is due and payable, in the amount of $72,500.

            3.3.3  Voluntarily By Executive. In the event that Executive's employment is terminated by Executive pursuant to Section 3.2.2 hereof, then Employer shall pay to Executive the amounts set forth in Section 3.3.1 upon the date of termination.

            3.3.4  Death, Disability. In the event that Executive's employment is terminated by Employer by reason of Executive's death pursuant to Section 3.2.1 hereof or by reason of Executive's Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive the amounts set forth in Section 3.3.1 upon the date of termination.

            3.3.5 Stock Options.

              (a)   In the event of a Change of Control (as defined in Section 3.4.1 hereof), then all stock options in Employer theretofore granted to Executive shall vest immediately upon the occurrence of such event and Executive shall have twelve (12) months from the date of such event or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter, to exercise such options; provided that, the relevant stock option plan and such stock options shall not have otherwise terminated in accordance with the terms thereof.

              (b)   In the event Executive's employment is terminated by (i) Employer pursuant to Section 3.2.5 hereof or (ii) Executive pursuant to Section 3.2.6 hereof, then all stock options in Employer theretofore granted to Executive shall vest immediately upon the occurrence of such event and Executive shall have twelve (12) months from the date of such termination or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter, to exercise all such options; provided that, the relevant stock option plan and such stock options shall not have otherwise terminated in accordance with the terms thereof.

              (c)   In the event Executive's employment is terminated (i) as a result of Executive's death, (ii) as a result of Executive's voluntary resignation, (iii) as a result of Executive's Disability or (iv) for Cause, then all stock options in Employer theretofore granted to Executive shall be exercisable in accordance with the terms of the 2004 Equity Incentive Plan, as amended; provided that, the relevant stock option plan remains in effect and such stock options shall not have otherwise expired in accordance with the terms thereof; and provided further, that termination of Executive's employment for Cause shall, for purposes hereof, mean that a determination of Misconduct (as defined in the Plan) has been made.

          3.4   Definitions.

            3.4.1  "Change of Control" Defined. "Change in Control" shall mean:

              (a)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

              (b)   The sale, transfer or other disposition of all or substantially all of the Company's assets.

              (c)   A transaction or series of transactions in which any person, including any stockholder of Employer (other than Spencer Trask & Co. (either individually or together with its affiliates)), shall become the beneficial owner of more than fifty percent (50%) of the total voting power represented by the voting securities of Employer.

              (d)   A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

            3.4.2  "Notice of Termination" Defined. "Notice of Termination" means a written notice that indicates the specific termination provision hereof relied upon by Employer or Executive and, except in the case of terminations pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the termination provision so indicated.

            3.4.3  "Date of Termination" Defined. "Date of Termination" means such date as Executive's employment is effectively terminated, as applicable, in accordance with Sections 3.2 hereof.

        4.     CONFIDENTIALITY AND NON-SOLICITATION.

          4.1   "Confidential Information" Defined. "Confidential Information" means any and all information (oral or written) relating to Employer or any Subsidiary or any other person controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, without limitation, information relating to: technology, research, test procedures and results; machinery and equipment; business strategies and plans; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information generally in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of the provisions of Section 4.2 hereof.

          4.2   Non-Disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

          4.3   Certain Activities. Executive shall not, while employed by Employer and for the period of one (1) year following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

          4.4   Non-Competition. Executive shall not, while employed by Employer and for a period of one (1) year following the Date of Termination, engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, equityholder, lender or otherwise), any business that manufactures, markets or sells products that compete with any product of Employer that is then significant to Employer's business based on sales and/or profitability of any such product as of the Date of Termination. Nothing herein shall prohibit Executive from being a passive owner of not more than two (2%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

          4.5   Proprietary Rights; Assignment of Inventions. With respect to information, inventions and discoveries or any interest in any copyright, patents and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours or at the workplace, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or is considering engaging, as evidenced by the Company's competent written records (if such consideration by the Board of Directors is known to or ascertainable by Executive), Executive hereby irrevocably and unconditionally agrees:

            (a)   that all such information, inventions and discoveries or any interest in any copyright, patent and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of Employer;

            (b)   to disclose promptly to an authorized representative of Employer (other than Executive) all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive's possession as to possible applications and uses thereof;

            (c)   not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

            (d)   to waive and release any and all rights Executive may have in and to such information, inventions and discoveries, and assign to Executive and/or its nominees all of Executive's right, title and interest in them, and all Executive's right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents (other than Executive) as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

            (e)   at the request of Employer, and without expense to Executive, to execute such documents, and to perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

          4.6   Injunctive Relief. Each of the parties hereby acknowledges and agrees that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer shall be entitled to injunctive relief, in addition to any other remedy that it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer or the Subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the immediate enforcement by Employer of any of its rights under this Section 4.

          4.7   Non-Exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of Executive's employment by either party and any investigation made with respect to the breach thereof by Employer at any time.

        5.     MISCELLANEOUS PROVISIONS.

          5.1   Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties' intention as to the invalid or unenforceable term or provision.

          5.2   Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

          5.3   Notices. All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) sent via facsimile, provided that, in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective two (2) days following dispatch); (c) delivered by Express Mail, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one (1) business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective five (5) days following dispatch), to the parties at the following addresses and/or facsimile numbers, or to such other address or number as a party hereto shall specify by written notice to the others in accordance with this Section 5.3.

    If to Employer, to:

      Local Matters, Inc.
      1517 Blake Street, Floor Two
      Denver, CO 80202
      Attention:
      Fax No.: (303) 572-1123

    With a copy (that shall not constitute notice) to:

      Cooley Godward LLP
      380 Interlocken Crescent, Suite 900
      Broomfield, CO 80021
      Attention: Michael Stack, Esq.
      Fax No.: (720) 566-4099

    If to Executive, to:

      Perry Evans
      Local Matters, Inc.
      1517 Blake Street, Floor Two
      Denver, CO 80202
      Fax No.: (303) 572-1123

    With a copy (that shall not constitute notice) to:

      Robert Mintz, Esq.
      Hogan & Hartson L.L.P.
      One Tabor Center
      1200 Seventeenth Street, Suite 1500
      Denver, CO 80202-5840
      Fax No.: (303) 899-7333

          5.4   Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Employer and Executive.

          5.5   Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

          5.6   Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be wholly performed therein.

          5.7   Headings. The headings contained hereof are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          5.8   Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors (including via a sale of all or substantially all of the business and/or assets of Employer) and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

          5.9   Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach shall be construed or deemed to be a waiver of any other or subsequent breach.

          5.10 Capacity, etc. Each of Executive and Employer hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate any law; and (c) this Agreement is his or its valid and binding obligation, enforceable in accordance with its terms.

          5.11 Enforcement. Subject to Section 5.12 hereof, if any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith. Venue for any such action shall exclusively be Denver, Colorado.

          5.12 Arbitration.

            (a)   Any dispute under Section 3 of this Agreement shall be settled by arbitration in Denver, Colorado. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such demand, the parties shall designate one arbitrator.

            (b)   The decision of the arbitrator shall be final and binding upon the parties. The party against whom the award is rendered (the "non-prevailing party") shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party's counsel), as well as the expenses of the arbitration proceeding. The arbitrator shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of employment arbitration of the AAA or its successor. Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision. The arbitrator shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have full right to cross-examine the experts and authorities. The arbitrator shall render his or her award not later than ninety (90) days after the appointment of the arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly. Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction.

          5.13 Legal Counsel. Executive hereby acknowledges that he has been advised, prior to execution of this Agreement, to seek the advice of legal counsel and has retained and sought the advice of legal counsel in connection with this Agreement and related documents, including the Plan. Subject to execution of this Agreement and related documentation by the parties, Employer shall reimburse Executive for legal fees paid by Executive, but only up to $5,000 for such legal counsel's review and advice in respect thereof, provided that, Executive shall provide reasonable documentation in support thereof. Executive hereby further acknowledges that he has carefully reviewed this Agreement, that he knows and understands the contents of this Agreement, that he has been given adequate time to consider whether to execute the Agreement, that Executive executes this Agreement knowingly and voluntarily as his own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

LOCAL MATTERS, INC.
By:	/s/ CURTIS FLETCHER
Name:	Curtis Fletcher
Title:	VP Finance
/s/ PERRY EVANS PERRY EVANS

Exhibit A
Other Companies And Entities

Name of Company or Entity	Title and/or Position
Meeting One, Inc.	Board advisor
Jabber, Inc.	Board advisor

Exhibit B
Form of Release

        In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement, except for created by this Agreement, and except for any vested rights under any pension, retirement, profit sharing, stock, stock option or similar plan. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the Colorado Civil Rights Act (as amended).

        ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date"). The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

By:	Date:

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT